First Quarter 2026 Results

May 05, 2026



Eve Holding, Inc.

First Quarter 2026 Results

Financial Highlights

Eve Air Mobility is an aerospace company dedicated to developing an eVTOL (electric Vertical Takeoff and Landing) aircraft and the Urban Air Mobility (UAM) ecosystem. This includes aircraft development, Services & Support solutions like Eve TechCare® and Eve Vector®, an Urban Air Traffic Management system. Eve is pre-operational. We do not expect meaningful revenue, if any, during the aircraft development phase. Financial results during this period are expected to be driven mainly by program development costs.

Eve reported a net loss of $68.8 million in 1Q26 versus $48.8 million in 1Q25. The higher net loss in 1Q26 was mainly due to increased Research & Development expenses. These costs and activities are necessary to advance our suite of UAM products and solutions, including the Master Service Agreement (MSA) with Embraer. R&D expenses were $59.1 million in 1Q26 compared to $44.7 million in 1Q25. This increase reflects the intensifying R&D activity, including eVTOL development, greater engagement with suppliers, and the allocation of Embraer engineering resources to our project. R&D also required additional program development activities and more testing infrastructure. The MSA primarily drives our R&D costs with Embraer, which performs several critical activities for Eve.

Selling, General & Administrative (SG&A) decreased to $7.2 million in 1Q26 versus $7.9 million in 1Q25. This was mostly due to higher payroll-related costs associated with employee Restricted Stock Units (RSUs) recognized in the prior year. The decrease came despite an 11% appreciation of the Brazilian Real versus the US Dollar and a higher number of direct employees at Eve. Our staff now stands at approximately 200, compared to roughly 180 in 1Q25

Eve's total cash consumption in 1Q26 was $68.6 million, compared to $25.3 million in 1Q25. This reflects the greater intensity of our design and development activities. In 1Q26, cash consumption included an $11 million payment under the MSA with Embraer, that had been deferred from the previous quarter. Excluding this payment, adjusted cash consumption in 1Q26 was ~$57 million. Eve's Cash, Cash Equivalents, and Financial Investments totaled $441.1 million at the end of 1Q26. This is our highest cash balance ever. Total liquidity, including undrawn credit lines with the Brazil's National Development Bank (BNDES), also reached a record level of $577.7 million, driven by a new 5-year syndicated loan of $150 million issued in January 2026. We believe this funding is sufficient to support our operations and program investments through 2028.

Key Financial Indicators

USD millions	1Q26	1Q25
INCOME STATEMENT		
Research & Development (R&D)	(59.1)	(44.7)
Selling, General & Administrative (SG&A)	(7.2)	(7.9)
Interest Income / Other Non-Operating Expenses, net	(2.4)	3.3
Net Earnings / (Loss)	(68.8)	(48.8)
CASH FLOW		
Net Cash Used in Operating Activities	(68.1)	(24.9)
Net Additions to PP&E	(0.5)	(0.5)
Free Cash Flow*	(68.6)	(25.3)
Net Cash Provided by Financing Activities	117.1	9.3
BALANCE SHEET		
Property, Plant & Equipment (PP&E)	12.0	1.9
Other Assets	31.2	14.7
Total Payables	125.0	82.1
Cash, Cash Equivalents, Financial Investments (Beg. of period)	392.5	303.4
Cash, Cash Equivalents, Financial Investments (End of period)	441.1	287.6
Total Debt	299.2	142.3
Total liquidity including BNDES Standby Facility and grant**	577.7	410.3

Notes

* Free Cash Flow is a non-GAAP measure and includes Net Cash Used in Operating Activities, Net Additions to PP&E

** Total Liquidity is a non-GAAP measure and includes Cash, Cash Equivalents, Financial Investments and undrawn BNDES standby facility

Engineering Prototype Flight Campaign

Our engineering prototype flew for the first time in December 2025 and was immediately deployed into its flight campaign. As a reminder, the engineering prototype flights will not be counted for certification hours, but rather to gain knowledge and flight experience in an aircraft that is representative of the final vehicle sharing similar systems and the same Lift + Cruise configuration. It also uses the same suppliers and several components of the final vehicle, and it takes off and lands vertically, with a transition to and from cruise in between. As such, it represents the commercial version of our aircraft.

However, the engineering prototype doesn't include all final systems, subsystems, and redundancies of a certifiable aircraft, and it is remotely controlled from a Remote Pilot Station truck.



Eve's testing approach builds upon decades of Embraer experience. It is designed to leverage ground equipment as much as possible, supported by dedicated rigs, high-fidelity simulations, and wind tunnel tests. On-air testing is the very last phase in the campaign and is left to test what cannot be tested with ground equipment. This reduces program risks, shrinks timelines, and total developmental costs. Moreover, our protocol means that the components, configuration, and other specifications of our prototype are all mature and close to the final iteration of the aircraft. In the end, this indirectly helps expedite our certification and entry into service efforts.



Our engineering prototype is engaged in an active flight campaign, with hundreds of flights planned for 2026. Importantly, inclement weather prevented full deployment of our aircraft early in 2026, and with the end of the rainy season in Brazil (typically from December to March), Eve seems on track to successfully complete its programmed flights for the prototype this year.

Eve has trained 4 test pilots and is qualifying another 2 to further intensify flight tests. The prototype flight campaign will be divided into distinct phases, each building on the experience and learnings gained from the previous phases, and growing in complexity and expanding the operating envelope. We expect to complete the entire campaign by the end of the year.

Hover Flights

The first stage consisted of hover and initial maneuvers used to validate the characteristics of vertical flight. In hover, the aircraft performed vertical take-off and landing procedures; although it gradually climbed to higher altitudes and remained airborne longer, it initially remained in a fixed position in space and gradually evolved into on-air maneuvers with the aid of the lifter propulsion system.

In this phase, the aircraft operated within a controlled envelope, gradually reaching a maximum altitude of 50ft, a total area of 27,000 ft2, a maximum controlled speed of 10 knots, and a maximum climb speed of 250ft/minute.

Once the flight-rehearsal engineering team had gained the necessary knowledge and built enough confidence in the aircraft's performance after the hover stage, it began to extend its flight envelope. Test pilots started to perform several maneuvers – side-to-side movements, on-axis maneuvers, and longitudinal displacement – thus departing from the previous fixed-position protocol.

For aerial maneuvers, the operating envelope was expanded to 240,000 ft2, a maximum altitude of 100 ft, a maximum speed of 15 knots, and a vertical speed of 375 ft/min.

This phase was completed in late February after 36 flights and 1h28m of accumulated flight time.

The engineering team recently performed a scheduled Load Calibration to enable flights at higher speeds and altitudes – a critical step to refine load models and support clearance for more complex operations. The Load Calibration Ground Tests are an essential part of our testing process to clear the aircraft for more complex upcoming flights.


Click here to watch the latest flight video of our prototype
C 20

Eve expanded flight tests to about 20 knots of air speed (wind plus vehicle) in March. The team began executing four-axis maneuvers in February, up from three-axis. This was done to validate the aerodynamic and loads models and to support progression to higher speeds and a broader envelope. The maneuvers also enabled larger control deflections—the deployment of flight controls (elevators, ailerons, rudder). These controls change the airflow and pressure gradients around an airfoil to maneuver the aircraft.

Besides flying more frequently, longer, higher and faster since the first flight, we have also introduced multiple on-air maneuvers to the protocols. In total, Eve's prototype has completed 59 flights, totaling 2 hours and 27 minutes of flight time. Importantly, all flights are planned to validate aircraft or component operating and/or performance metrics. With that, the Eve flight rehearsal team validated 132 points, enabling continued campaign progress with high-quality flights.

Lastly, during the remainder of the second quarter, Eve will upload refined flight computer software and perform final ground tests on the pusher and actuators to fully integrate them with all other systems of the aircraft in preparation for the initial transition flights.

These outcomes strengthen readiness for envelope expansion and entry into the transition regime, tightening the link between simulator predictions and real flight behavior.

PROTOTYPE FLIGHT CAMPAIGN

Total Flights: **59**

Total Flight Time: **2 hour 27 minutes**



PR-EVE
Christmas / New Year's break
Software upload & tests for envelope expansion
1
2
5
20
24
28
46
59
2:31
2:09
1:48
1:26
1:04
0:43
0:21
0:00
03-Jan-26
18-Jan-26
02-Feb-26
17-Feb-26
04-Mar-26
19-Mar-26
03-Apr-26
18-Apr-26
Total flights, left axis
Total time (hour:minutes), right axis
Denotes two flights / day

Transition Flights

The transition phase of flights will be executed gradually. It will start with a partial transition, during which the aircraft is displaced horizontally. First, the prototype will move forward at low speeds below 30 knots, while the lifters remain engaged for vertical support. In this phase, the aircraft will begin accruing miles by flying forward in preparation for the next stage. Pilots will gradually expand the flight envelope to cover longer distances.

We expect to perform 30/40 flights to complete this phase, which will include faster flights, altitudes up to 200 feet, an area of 2.2 million square feet, and vertical speeds up to 500 feet/minute gradually.

Once the flight rehearsal team has gathered sufficient data and confidence through partial transition flights, the campaign will progress to full transition. In this phase, the prototype will perform the entire intended mission of the eVTOL. The aircraft will take off horizontally, powered by its eight lifters, and once airborne, the pilots will engage the pusher to generate forward momentum. At around 60-80 knots – depending on air temperature, humidity, and density - the air flowing through the wings will provide all the necessary lift for the aircraft; the lifters will be powered down, and the aircraft will fly like a typical airplane. The aircraft will continue to increase flight distance, time, and speed, among other metrics.

The landing procedure is the same as the take-off, but with the sequence of events reversed. The pusher will be turned off, and the aircraft will begin to slow. The lifters will engage when the transition speed is reached, and the pilot will maneuver the aircraft towards its landing site.

In this stage, the prototype will expand the performance metrics previously tested, with higher and faster flights across a much larger area at Embraer's Gavião Peixoto testing facility.

Final assessment

Lastly, the campaigns will introduce planned failures – motor shutdowns, system failures, etc. This will allow our flight engineering team to validate and refine safety procedures and protocols for pilots in the event of in–flight emergencies.

Certification Campaign

Brazil's Civil Aviation Authority (ANAC) published the Basis of Certification for Eve's eVTOL in the country in November 2024. This is a major milestone for the eVTOL industry and will allow Eve to progress towards ANAC Type Certification (TC) and seek validation with the FAA (Federal Aviation Administration).

ANAC's Basis of Certification establishes the first set of airworthiness criteria for eVTOLs in Brazil and follows Eve's application for TC in 2022. It is a standard process for developing a new certification basis and an important milestone in the project. Following the definition of the airworthiness criteria, Eve has been proposing and aligning the Means of Compliance with ANAC – the specific tests, analyses, and simulations that must be successfully performed for TC to be granted. These tests are performed to verify the aircraft design requirements, and that construction meets the safety standards outlined in the Basis of Certification.

Eve has aligned almost all of the Means of Compliance with ANAC, and some suppliers have already initiated performance certification rehearsal tests, thus anticipating some of the certification-related efforts.

The definition of the Means of Compliance will allow Eve to initiate the certification campaign for Eve-100. Importantly, because the certification protocol allows ground tests (with the aid of rigs, high-fidelity simulations, our Iron Bird, and other ground equipment) to earn certification credits, our certification campaign will begin before the initial flights of the certification-compliant prototypes.

The certification campaign for the conforming unit will follow a protocol like the flight campaign for our engineering prototype. The certification prototypes will conduct ground tests and will fly only in the last stage of the campaign. With that, when they start flying and accumulating certification credits, Eve will already have progressed ground in the certification campaign. This should expedite the certification campaign and reduce risks and costs across the entire process.





While Eve's primary certifying authority is Brazil's ANAC, the company formalized validation with the FAA in 2023. This will enable Eve to actively work with the FAA during the ANAC certification process and to pursue the concurrent TC validation. Eve, ANAC and FAA certification leadership met in Eve's office in Florida recently to discuss next steps and 2026 deliverables to continue to advance the certification plans and guarantee alignment between the Brazilian and the US certification authorities. Additionally, Eve also met with Japan Civil Aviation Bureau (JCAB) and applied for the European Union Aviation Safety Agency (EASA) Type Certificate validation in March 2026.

Eve inherited many of Embraer's development processes, including specialized rigs to thoroughly test individual components before incorporating the optimal configuration into the final architecture, rather than assembling a whole aircraft from the outset. This approach expedites design, testing, and certification processes, reducing overall developmental costs. One such example is our Iron Bird; a proven development method used in previous Embraer programs.

This is a structure built specifically to accommodate the aircraft's actual hardware (motors, battery, inverters, actuators, avionics, electrical, and hydraulic systems, etc.) during the testing phase, serving as a skeleton of an eVTOL.

This Iron Bird is connected to a flight simulator and controlled by a pilot. The system physically responds to pilot inputs through the flight control system or joystick. The motors (lifters and pushers) spin at the required speed to generate the appropriate power, while actuators control the flight surfaces. Avionics record performance metrics. Throughout, the battery powers the system, and Embraer's proprietary 5th-generation fly-by-wire ensures pilot commands stay within safe operational limits.

Importantly, although the Iron Bird is a "de-constructed" eVTOL, it is built with the exact specifications of the final aircraft – the electric and electronic cables and wires have the same length, width, and insulation, the motors are the same, as are other components. It uses the same battery as the final aircraft and the same thermal management system. The Iron Bird allows comprehensive assessment of component behavior, durability, and system integration in a controlled environment. This helps identify issues, optimize performance, and validate design choices before full aircraft assembly or flight, reducing risks and costs during development and certification. It also yields valuable data for our TechCare suite of aftermarket services, as it can predict the wear and tear of components and the structural integrity of the airframe, enabling preventive maintenance.

Assembly of Certification Prototypes

In addition to the flight tests of the full-scale engineering prototype, Eve plans to deploy up to six prototypes for the certification campaign. While each prototype will have a specific intended goal and distinct role in the campaign, they all serve a common goal – to prove the safety and reliability of Eve's eVTOL design for commercial operations. We have received some components of the first certification-compliant prototype and plan to initiate assembly of the first certification prototype later this year, with initial flights in 2027.

In parallel, we are defining the Critical Design Review with key suppliers, during which we will issue the final detailed drawings to suppliers, so they can start manufacturing each component. As mentioned previously, because of our differentiated design approach – whereby we test extensively on the ground before taking flight - we believe this final design is mature and close to the final iteration of each component and the final aircraft.

Importantly, the conforming aircraft will be piloted and have systems/sub-systems and redundancies like those in the commercial aircraft. For instance, they will be fitted with passenger and pilot seats, with the batteries placed between the passenger seats and the cargo area. This configuration will ensure that the prototypes have the same dimensions and physical characteristics – including weight and center of gravity of the commercial aircraft- to ensure high fidelity in the certification campaign vis-à-vis the expected performance of the commercial aircraft at entry into service. These will be extensively tested and used to accumulate hours towards our certification campaign.

Total Cash Consumption Between $225 and $275 Million

With intensifying program development efforts, increased engagement with suppliers, and initial assembly of our certification prototypes, Eve expects to consume between $225 million and $275 million in 2026. This compares to $196.5 million demanded by the program in 2025 (adjusted for working capital impact), $141.2 million in 2024, and $94.7 million in 2023.

The additional program activities require more engineering hours under our Master Service Agreement with Embraer. We will also acquire raw materials and parts for certification-conforming prototypes. During the year, engagement with selected suppliers will increase, and we will receive equipment. This will trigger more cash consumption in the coming months as we begin flight tests of our full-scale prototype.

We expect our investments and expenses to stay high in the upcoming quarters, mainly due to strong engineering engagement and possible supplier payments. Still, we are confident that our current liquidity can fund operations, design, and certification efforts through 2028.

With $68.1 million consumed in 1Q26 (~$57 million when adjusted for payment of deferred MSA-related invoices), cash use is well within our expected cash-consumption goals for the full year.

Latest Highlights

Alt Air Teams Up with Eve Air Mobility and Skyports Infrastructure to Advance Electric Aviation in New South Wales and Queensland

On March 10, 2026, Eve has entered into a strategic collaboration with Alt Air, a new Advanced Air Mobility company based in Sydney, Australia, which has also partnered with Skyports Infrastructure to prepare for eVTOL operations across both New South Wales and Queensland, Australia.

Alongside these partnerships, Alt Air will leverage existing airports and other unique aviation infrastructure assets in Sydney, including operating bases on Sydney Harbour and at Palm Beach. With Skyports, Alt Air will explore new vertiport locations to expand the network of future commercial eVTOL services in Queensland. This consortium brings together the key components required to establish a safe, efficient, and sustainable Urban Air Mobility (UAM) ecosystem, one that positions Australia as a global leader in next-generation transportation services.

Together, Eve, Alt Air, and Skyports will co-develop an integrated operational plan spanning critical elements of Australia's emerging eVTOL market. This includes vertiport infrastructure, route planning, airspace integration, ground operations, and customer experience. The collaboration will play a significant role in supporting future commercial eVTOL services across both regions, including a roadmap that builds high-visibility operations in time for the Brisbane 2032 Summer Games.

The collaboration focuses on a phased commercialization roadmap designed to bring eVTOL services online with sustainability and safety at the forefront. Skyports will lead efforts to evaluate and develop vertiport locations across key urban and regional corridors. These new vertiports and their facilities, in combination with existing airports and other aviation infrastructure, will serve as the backbone of the network, enabling seamless passenger flow, high-tempo aircraft operations, and integrated multimodal transport connections.

Eve, Alt Air and Skyports will assess priority routes linking major population centers, commercial districts, and tourism hubs across Sydney, Southeast Queensland, and surrounding regions. Early concepts include high-demand corridors such as Western Sydney International Airport to downtown Sydney.

As Queensland prepares to welcome the world for the 2032 Brisbane Games, the collaboration aims to enable eVTOL services that provide an efficient, sustainable, and future-forward mobility option for visitors and residents alike.

By establishing a connected vertiport network and fully operational routes ahead of the Games, Eve, Alt Air, and Skyports intend to showcase Australia's leadership in advanced air mobility. These services are expected to enhance connectivity between key summer games venues, central business districts, and major airports, including Brisbane, Gold Coast, and Sunshine Coast Airports.


alt air

Eve Air Mobility Flies eVTOL Prototype for Authorities, Marking Progress in Flight Test Campaign

On March 25, 2026, Eve successfully conducted a flight of its full-scale engineering prototype at Embraer's test facility in Gavião Peixoto, Brazil, for Brazilian government authorities, including Brazil's President Luiz Inácio Lula da Silva. The milestone marks further progress in Eve's flight test campaign toward the future certification pathway of its electric Vertical Take-Off and Landing (eVTOL) aircraft.

The event was also attended by the Minister of Science, Technology and Innovation, Luciana Santos; the Minister of Ports and Airports, Silvio Costa Filho; the National Civil Aviation Agency of Brazil (ANAC) President, Tiago Chagas Faierstein; Brazil's National Development Bank (BNDES) President, Aloizio Mercadante; and members of the media covering the sector.



Eve continues to support the development of the regulatory and institutional framework for urban air mobility. The company participated in the launch of a public consultation process that will inform Brazil's National Urban Air Mobility Policy, led by the Ministry of Ports and Airports.

Eve is also supported by BNDES, which has provided more than BRL 1.4 billion in financing since 2022, and by Finep (the Brazilian Funding Authority for Studies and Projects), which has approved up to BRL 90 million in grants to accelerate Eve's digital innovation and sustainable aviation initiatives.

The company continues to advance its portfolio of advanced air mobility solutions, including Eve Vector, its urban air traffic management software, and Eve TechCare, its aftermarket services and operational support platform, while actively engaging with regulators and public-private initiatives to foster the ecosystem required for entry into service and long-term market scalability.

Eve Air Mobility Builds Flight-Test Momentum With 50 Successful Flights



On April 09, 2026, Eve reached its 50th successful test flight with its full-scale engineering prototype, accumulating over two hours of flight time. Since the aircraft's first flight on Dec. 19, 2025, these flights have generated high-fidelity data and knowledge gains that are strengthening Eve's understanding of performance and systems behavior as the company advances toward the future certification pathway of its eVTOL.

The fast pace of testing continues to validate the performance and operational capability of Eve's eVTOL. This achievement spotlights the company's product development process, based on the proven Embraer methodology. This consists of an integrated approach that combines aircraft development with solutions to help operators, cities, vertiports and air navigation providers prepare for the introduction of urban aviation.

The results and knowledge gained from flights with the full-scale engineering prototype are central to the development of Eve's conforming prototypes and the commercial aircraft. The company expects to begin producing its conforming prototypes this year, progressing toward a total of six that will be used in the certification flight test campaign with Brazil's civil aviation authority, ANAC.

With 50 test flights completed, Eve is now expanding flight envelope evaluations, gradually increasing forward speed, evaluating energy management, controllability and stability, noise and vibration, among others, leading to full transition flights later this year.

Backlog, Order Pipeline

eVTOL Orders

Currently, Eve's order pipeline totals approximately 2.7K units, with a total non-binding backlog value of approximately $13.5 billion. This value is based on a list-price methodology, a customary practice in the aviation industry, that incorporates internal and external factors to define a standard price. Eve will not disclose specific deal prices and will use the list price as a reference for future transaction values. Our initial order pipeline is based on non-binding Letters of Intent (LoIs) and is therefore subject to change, consistent with customary aviation practices.

Eve's current client base comprises 27 customers, with no client representing more than 15% of the total order book, including options. The order book is further diversified by the industries in which these customers operate, with fixed-wing operators accounting for 41%, helicopter operators for 30%, lessors for 17%, and ride-sharing platforms for 7%.


Total orders by region
as of May 5, 2026
South America 18%
Asia 9%
Europe 7%
Oceania 6%
Central America 2%
Undisclosed 2%
Middle East 1%
North America 55%

Lastly, Eve has received LOIs from clients in nine countries across five continents. The Americas account for close to two-thirds of Eve's backlog value, with North America representing 55% and South America 18%. Europe accounts for 7% of the LOIs, while Asian accounts for 9%.

TechCare

Eve is replicating elements of Embraer's proven business model, namely the design, manufacturing, and sale of aircraft. In addition, Eve will provide Services & Support worldwide on an agnostic basis. With that, Eve is uniquely positioned to serve its customers by leveraging Embraer's global presence with local support and has secured non-binding contracts for service solutions across the world with 14 customers. Combined, these customers have placed LoIs for approximately 1.1k of our eVTOLs, or 43% of our order book.

These contracts include Maintenance, Repair and Overhaul, training, battery services, data integration, and spare parts solutions, as well as component repair. These functions will be enhanced by a Memorandum of Understanding (MOU) signed with DHL Supply Chain to optimize the supply chain to service centers. The MOU will also focus on batteries and the specific requirements for transport, storage, and disposal.

These non-binding service contracts are expected to generate potential revenues of $1.6 billion during the first few years of vehicle operation, and because of our agnostic approach to the maintenance business, Services & Support revenues could precede the first delivery of our eVTOL. Lastly, in addition to eVTOL sales and Services & Support solutions, Eve is also developing Vector and has signed LOIs from 21 customers globally.



Eve's eVTOL concept and design

Rather than relying on traditional combustion engines, eVTOL aircraft are designed to use electric motors, providing an alternative means of transportation in urban markets that does not produce carbon emissions. Eve's design uses a conventional fixed wing and empennage, rotors, and a pusher, giving it a practical and intuitive lift + cruise design that favors safety, efficiency, reliability, and certifiability while being environmentally friendly.

With an expected range of 60 miles (approximately 100 kilometers), Eve's aircraft has the potential to not only offer a sustainable and affordable commute but to also reduce sound levels compared to conventional helicopters.

Its human-centered design ensures the comfort of passengers, the pilot, and the community by minimizing sound. The all-electric aircraft features dedicated rotors for vertical flight and a fixed wing for cruise, with no components required to change position during flight. It will be piloted at launch but evolve towards uncrewed operations in the future.

Financial Performance

Income Statement

(Unaudited, US dollars,'000s, except where noted)

	Three Months Ended	
	March 31, 2026	March 31, 2025
Operating expenses		
Research and development expenses	$ 59,077	$ 44,711
Selling, general and administrative expenses	7,247	7,892
Total operating expenses	66,323	52,603
Operating loss	(66,323)	(52,603)
Gain from Warrant Liability	598	3,315
Financial investment income	5,122	3,914
Interest expense	(4,619)	(2,234)
Other loss, net	(3,496)	(1,734)
Loss before income taxes	(68,718)	(49,342)
Income tax expense (benefit)	95	(558)
Net loss	$ (68,813)	$ (48,784)

Balance Sheet

(Unaudited, US dollars,'000s, except where noted)

	March 31, 2026	December 31, 2025
ASSETS		
Current assets		
Cash and cash equivalents	$ 120,943	$ 103,233
Restricted cash	8,505	8,380
Financial investments	311,629	280,845
Related party receivable	11	54
Other current assets	15,650	18,362
Total current assets	456,738	410,874
Non-current assets		
Related party receivables	19	19
Property, plant & equipment, net	11,697	10,560
Right-of-use assets, net	269	310
Capitalized software, net	5,984	4,762
Deferred income taxes, net	3,916	3,916
Other non-current assets	5,654	4,434
Total non-current assets	27,538	24,002
Total assets	$ 484,276	$ 434,875
LIABILITIES AND EQUITY		
Current liabilities		
Accounts payable	$ 5,044	$ 3,828
Related party payables	59,177	70,265
Current portion of long-term debt	3,414	3,374
Warrant liability	3,990	4,588
Other current payables	48,693	42,713
Total current liabilities	120,318	124,769
Non-current liabilities		
Long-term debt	295,820	176,412
Other non-current payables	2,268	1,890
Related party payables	9,817	8,046
Total non-current liabilities	307,905	186,348
Total liabilities	428,223	311,117
Commitments and contingencies		
Equity		
Common stock, $0.001 par value	348	348
Additional paid-in capital	831,608	830,500
Accumulated deficit	(775,903)	(707,090)
Total equity	56,054	123,758
Total liabilities and equity	$ 484,276	$ 434,875

Cash Flow Statement

(Unaudited, US dollars,'000s, except where noted)

	Three Months Ended	
	March 31, 2026	March 31, 2025
Cash flows from operating activities		
Net loss	$ (68,813)	$ (48,784)
Adjustments to reconcile net loss to net cash used by operating activities		
Depreciation and amortization	394	82
Non-cash lease expenses	42	172
Unrealized loss (gain) on exchange rate changes	2,447	981
Share-based compensation	1,108	1,002
Warrants remeasurement gain (loss)	(598)	(3,315)
Deferred income taxes	-	(99)
Changes in operating assets and liabilities		
Accrued interest on financial investments, net	216	(84)
Other assets	1,093	(1,346)
Related party receivables	42	504
Accounts payable	(540)	(529)
Related party payables	(9,272)	17,748
Other payables	5,768	8,790
Net cash used by operating activities	(68,113)	(24,878)
Cash flows from investing activities		
Redemptions of financial investments	79,000	117,000
Purchases of financial investments	(110,000)	(98,000)
Expenditures for property, plant and equipment	(526)	(464)
Net cash provided (used) by investing activities	(31,526)	18,536
Cash flows from financing activities		
Repayment of long-term debt principal	(50,736)	-
Proceeds from debt	167,919	9,455
Non-creditor debt issuance costs	(121)	(178)
Net cash provided by financing activities	117,062	9,277
Effect of exchange rate changes on cash and cash equivalents	412	209
Increase (decrease) in cash, cash equivalents and restricted cash	17,835	3,144
Cash, cash equivalents and restricted cash at beginning of period	111,613	56,366
Cash, cash equivalents and restricted cash at end of period	$ 129,448	$ 59,510
Supplemental disclosure of cash information		
Cash paid for interest	$ 1,717	$ 2,088
Cash paid for income tax	$ -	$ 372
Supplemental disclosure of other non-cash investing and financing activities		
Property expenditures in accounts payable and other payables	$ 1,710	$ 441
Right-of-use assets obtained in exchange for operating lease liabilities	$ -	$ 16

Webcast Details

Management will discuss the results on a conference call on **Tuesday, May 05, 2026, at 8:00 AM** (Eastern Time). The webcast will be publicly available in the Upcoming Events section of the company website: www.eveairmobility.com

To listen by phone, please dial 1-877-407-0752 or 1-201-389-0912. A replay of the call will be available until May 19, 2026, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 13760047.

Webcast access here

Upcoming Events

Eve senior management is scheduled to attend the following investor events:

Itaú BBA's 19th Annual LatAm CEO Conference – New York (May 12-14)

19th Annual Wolfe Research Global Transportation & Industrials Conference - New York (May 19-21)

Jefferies 4th Annual eVTOL / AAM Summit – Virtual (June 30)

Non-GAAP Financial Measures (Unaudited)

Management uses both generally accepted accounting principles (GAAP) and non-GAAP financial measures to assess the financial condition of the Company. Management believes certain non-GAAP measures described below provide investors with additional insight into the Company's ongoing business performance and financial condition. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Investors are encouraged to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Free Cash Flow is a non-GAAP measure and is used to review and measure the Company's capital resources against the substantial cash requirements for operations, which can be useful for an investor to assess the Company's liquidity position or needs. Its most comparable GAAP measure is Net Cash used by operating activities. Free Cash Flow is calculated as net cash used by operating activities reduced by expenditures for PP&E, as provided in the "Key Financial Indicators" table on page 1.

Management also uses a non-GAAP measure called "total liquidity" to track the Company's access to capital resources. Total liquidity is defined and measured as the sum of cash and cash equivalents, financial investments, related party loan receivable, and available debt. Cash equivalents include deposits in bank deposit certificates issued by financial institutions in Brazil that are immediately available for redemption and fixed term deposits in US Dollars with original maturities of 90 days or less. Financial investments include debt securities with maturities greater than 90 days but less than 365 days. The remaining borrowing availability from the BNDES loans is fully committed to the Company. The following table reconciles total liquidity used by management:

Total Liquidity

(Unaudited, US dollars, millions)	March 31, 2026	March 31, 2025
Cash and Cash Equivalents	129.4	59.5
Financial Investments	311.6	228.1
Available undrawn debt facilities and grant	136.6	122.7
Total Liquidity	**$ 577.7**	**$ 410.3**

Cash Flow

	Three months ended	
(Unaudited, US dollars, millions)	March 31, 2026	March 31, 2025
Net cash used by operating activities	(68.1)	(24.9)
Net cash provided (used) by investing activities	(31.5)	18.5
Net cash provided by finacing activities	$ 117.1	$ 9.3



About Eve Holding, Inc.

Eve is dedicated to accelerating the Urban Air Mobility ecosystem. Benefitting from a start-up mindset, backed by Embraer S.A.'s more than 50-year history of aerospace expertise, and with a singular focus, Eve is taking a holistic approach to progressing the UAM ecosystem, with an advanced eVTOL project, comprehensive global services and support network and a unique air traffic management solution. Since May 10, 2022, Eve has been listed on the New York Stock Exchange, where its shares of common stock and public warrants trade under the tickers "EVEX" and "EVEXW". In December 2025, the Company was listed on the B3, Brazilian Stock Exchange, under the ticker EVEB31. The information on, or accessible through, any website referenced herein is not incorporated by reference into, and is not a part of, this release.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project," "could," "should," "would," "continue," "seek," "target," "guidance," "outlook," "if current trends continue," "optimistic," "forecast" and other similar words or expressions. All statements, other than statements of historical facts, are forward-looking statements, including, but not limited to, statements about the company's plans, objectives, expectations, outlooks, projections, intentions, estimates, and other statements of future events or conditions, including with respect to all companies or entities named within. These forward-looking statements are based on the company's current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth herein as well as in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of the company's most recent Annual Report on Form 10-K, Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors of the company's most recent Quarterly Report on Form 10-Q, and other risks and uncertainties listed from time to time in the company's other filings with the Securities and Exchange Commission. Additionally, there may be other factors which the company is not currently aware of that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.



Investor Relations
Lucio Aldworth
Caio Pinez
investors@eveairmobility.com
ir.eveairmobility.com

Media
media@eveairmobility.com
www.eveairmobility.com

EVEX LISTED NYSE


EVE